UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act Of 1934
GLOBAL WARMING SOLUTIONS, INC.
(Name of Registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or jurisdiction)	73-1561189 (I.R.S. Employer Identification Number)
1200 Smith Street, Suite 1600
Houston, Texas 77002-4403
(Address of principal executive offices)
Registrant’s telephone number, including area code: (713) 353-4676
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Securities to be registered under Section 12(b) of the Act: None
Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common stock, par value $.0001	Over-the-Counter/Pink Sheets

ii

EXPLANATORY NOTE
We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Once we have completed this registration, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).
Unless otherwise noted, references in this Registration Statement to “Global Warming Solutions, Inc.” the “Company,” “we,” “our” or “us” means Global Warming Solutions, Inc. an Oklahoma corporation. Our principal place of business is located at 1200 Smith Street, Suite 1600, Houston, Texas 77002-4403. Our telephone number is (713) 353-4676.
FORWARD LOOKING STATEMENTS
          There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

PART I
ITEM 1. BUSINESS
BUSINESS DEVELOPMENT
          Global Warming Solutions, Inc. is an Oklahoma corporation headquartered in Houston, Texas that develops and commercializes technologies that help mitigate Global Warming and its effect on our planet.
          The Company, a development stage company, was incorporated on March 30, 1999 as Southern Investments, Inc. and has not been in bankruptcy, receivership or any similar proceeding. On April 15, 2007, Southern Investments, Inc. (our predecessor company) acquired all of the issued and outstanding stock of Global Warming Technologies, Inc., a Nevada corporation, in exchange for 55,000,000 shares of Southern Investments, Inc. common stock. Following the acquisition, Southern Investments, Inc. changed its name to Global Warming Solutions, Inc. and the Company implemented a 1 for 10 reverse stock split of the Company’s outstanding common stock that took effect on July 6, 2007. On July 10, 2007, the Company completed a previously negotiated acquisition by GWTI of the patented GEM Hybrid Engine prototype and technology rights from TecTransfer, Inc. for cash consideration of $75,000 and 218,500 restricted shares of the Company’s Common Stock.
          On August 3, 2006 our predecessor Company, Southern Investments, Inc., entered into a convertible debenture with an investor for the amount of 220,000 USD. The debenture was due on July 15, 2010 with interest payments of LIBOR + 12% per annum. In addition, the debenture instrument would allow the holder of the debenture to convert his/her debt into the Company’s shares of common stock at a conversion price of .04 USD per share. During the course of the year the Company did not make any interest payments on the debenture. On August 3, 2007 we were notified by our debenture holders that they wished to convert their debt into the Company’s common shares of stock. Accordingly, the Company’s common shares were issued, the debt extinguished and the convertible debenture satisfied in full.
          Global Warming Solutions, Inc. targets three areas that help reduce the extent of Global Warming and fight issues that have risen in consequence: Clean Energy, Carbon Control, and Water Purification. Current climate models predict that global temperatures will rise sharply over the next century. The increase in temperatures can be slowed or eliminated by decreasing the amounts of greenhouse gases released into the Earth’s atmosphere. Global Warming Solutions, Inc. seeks to balance and utilize its experience and management to help make a difference in the fight for climate control.
          On November 7, 2007 the Company announced the successful development of a new and more efficient solar energy conversion technology that management feels will increase efficiency 11-15%, lower costs and can be easily integrated into existing solar panel manufacturing technologies.
          In January of 2008 the Company announced further advances in the development of its LETG technology. The LETG (Light Electric Thermal Generator) is a hybrid solar and thermal energy generation technology that works by heating up liquids that circulate on the surface of its solar panels to generate electricity 24 hours a day. Now the Company is pleased to announce that it has shifted to dual-sided panels that are applied with the laminate and efficiency has further increased by 38-56% on average.

          As of the date of this filing, the common stock of Global Warming Solutions, Inc. is listed on the Pink Sheets Electronic OTC Markets under the Trading Symbol “GWSO.” Said stock is listed in the Disclosure Category “Current Information.”
          We are a technology licensing company who intends to license our technology to retailers, manufacturers, supermarkets, etc. who strive to enable others to reduce the extent of Global Warming by decreasing the amounts of greenhouse gases released into the Earth’s atmosphere.
          The Company intends to require, wherever its patents apply, reasonably appropriate annual royalty guarantees and advances from those parties entering into these licensing agreements, given the value added by its intellectual property.
PRINCIPAL PRODUCTS
          The Company’s innovations cover a wide spectrum of solutions that address both the causes and effects of global warming:
•	LETG Solar Energetic System
•	This system captures and stores sunlight using a hybrid module design, making year-round production of thermal and electric energy feasible. Its spectral-selective thermal liquid circulates on the reception surface of a photoelectric circuit, increasing the quantity and altering the quality of incident solar radiation spectral distribution, while utilizing thermal energy recovery with minimal loss. Accordingly, the LETG Solar Energetic System has the potential of increasing electric power by 250% and thermal output by 170%.

•	LETG modules are effective in any geographic or climatic zone and can be used in residential or industrial buildings.

•	Global Warming Solutions, Inc. intends to one day supply the LETG technology to building power plants that will connect to existing electricity grids and produce cheap and renewable energy.
•	GEM Hybrid Energy System
•	This system utilizes a rotary design that reduces friction and eliminates inefficient engine component movements. While conventional piston engines involve separate intake and exhaust cycles, the GEM’s rotary design involves continuous cycling with one state naturally segueing into the next. Moreover, compared to conventional combustion engines, the GEM weighs less, releases less vibration, with decreased emissions and lower RPM, resulting in an engine with higher reliability and better fuel efficiency. Accordingly, the patented GEM (Generator/Engine/Motor) increases engine efficiency by up to 16 times.

•	A highly efficient, low-emissions engine has the potential to spark dramatic changes in transportation, heavy industry and many other huge sectors of the world economy. It could revolutionize automobile design, leading to cars with fuel efficiency of 100 miles per gallon or more. It has multiple applications for small engine uses — from lawnmowers to powerboats to snowmobiles. This efficient design is also of interest to military logisticians.
•	PureRay Water Purification System
•	This system involves valuable and cost effective technology that purifies water and other consumable liquids while maintaining their healthy attributes. It employs a mild process that retains higher levels of natural nutrients.

PureRay uses near-infrared light, a non-ionizing radiation that is capable of penetrating plant and animal tissue without harming it. Moreover, it kills spoilage by attacking the pathogenic micro-organisms, such as bacteria, e-coli, lysteria, salmonella, bacillus, fungi aspergillum (mold), penicillin, and yeast. In addition, PureRay may be used on produce products to improve resistance to bacterial and fungi diseases, such as suppression of blue mold growth.
•	PureRay zip-up boxes for household application.
OUR PRINCIPAL COMPETITIVE STRENGTHS
We believe that we have the following principal competitive strengths, which positions us to further grow and become a dominant player in our industry, to-wit:
•	The LETG Solar Energetic System is able to significantly increase efficiency while simultaneously reducing cost. LETG modules are effective in any geographic or climate zone and can be used in residential and industrial buildings.

•	The GEM Hybrid Energy System is a revolutionary engine design with limitless applications that increases engine efficiency by up to 16 times, thereby dramatically reducing greenhouse gas emissions. Combine all this with its lighter weight and simple design and we have the solution to many of the fossil fuel dependency problems.

•	The PureRay Water Purification System is an exceptionally effective, low-cost technology that purifies water and other consumable liquids while maintaining their healthful qualities. Compared to current methods of thermal heat pasteurization, the PureRay process delivers healthier, more nutritious beverages at a substantially lower cost.
     Simply stated, there are virtually no alternative products available on the market today. We intend to generate revenues primarily by charging licensing fees to those who are utilizing our patented technologies. As part of our strategy, we are focusing our efforts on specific technologies which we believe carry an intrinsic value in the long term.
OUR GROWTH STRATEGIES
•	Once we begin receiving royalties, we expect the revenues realized from such royalties to permit us to be self-funding.

•	We intend to require, wherever our patents apply, reasonable royalties in exchange for licensing our intellectual property.
DISTRIBUTION METHODS
     The Company’s management is experienced in developing technologies and bringing them to market. On an academic level, Dr. Vasilenko, our CEO, was an assistant to Nobel Prize Winner Alexander Prokhorov. The Company has the ability to market and sell licensing opportunities for its patented technologies.
•	LETG Solar Energetic System
•	Method One: The LETG Solar Energetic System can be utilized as a solar photovoltaic film that may be applied on windows of dwellings to conduct solar energy.

•	Method Two: The LETG Solar Energetic System may be utilized to build LETG based power plants. These power plants have the potential to revolutionize the energy industry by drawing power from the sun and connecting to existing electricity grids.
•	GEM Hybrid Energy System
•	Method One: We shall conduct further testing of the GEM Hybrid Engine, while seeking out a joint venture partner with a reputable motor company that will co-develop a vehicle utilizing the GEM Hybrid Engine.

•	Method Two: We shall license the technology to motor companies, such as car, Jet Ski, ATV, and lawnmower manufacturers.
•	PureRay Water Purification System
•	Method One: PureRay may be implemented for household application for the reduction of risk of water contamination with e-coli and other microorganisms.

•	Method Two: PureRay may be utilized to treat organic waste in wastewater treatment plants.
INDUSTRY OVERVIEW
The market for global warming solutions is highly competitive and rapidly evolving, resulting in a dynamic competitive environment with several dominant national and multi-national leaders. The Company will have to compete with established corporations that have substantially greater financial, marketing, technical and human resource capabilities. Such competition may be able to undertake more extensive marketing campaigns, adopt more aggressive distribution policies and make more attractive offers to potential clients. The Company expects competition to persist and intensify in the future.
However, the increasing demand for money-making ideas created by the warming of our planet is underscored by the growing number of advisers to big institutional investors, and high net-worth types who are recommending new climate change offerings. Products and services that slow the flow of greenhouse gases by using less energy or by substituting clean energy for fossil fuels are in great demand. That is why so many renewables such as solar and wind show up in the new and ever-growing climate-change funds and indices.
PRODUCT DEVELOPMENT
•	LETG Solar Energetic System
•	The LETG technology is currently under development by Dr. Alexander Kornaraki for Global Warming Solutions, Inc. Currently, the Company is focused solely on bringing to market this technology and has not yet begun to implement distribution methods for this technology. However, there exists a prototype and it has performed exceptionally well. We believe that in the first quarter of 2008 the LETG will be closer to commercialization at which point we will determine the appropriate distribution avenues.
•	GEM Hybrid Engine System
•	The GEM Hybrid Engine was acquired on July 10, 2007 from TecTransfer, Inc.
•	PureRay Water Purification System
•	The PureRay technology is currently under development.

COMPETITION
The industries we have targeted are young and competitive. The companies in the field are backed by experienced and professional venture capitalists and private equity funds. As part of our strategy we have focused our efforts on specific technologies which we believe carry an intrinsic value in the long term. Further, we believe that the solutions we are developing or have acquired will experience increased demand as climate conditions worsen. Our success in marketing and distributing our products will rely on our management’s ability to stay competitive and retain a level of quality in our technologies that will be superior to any developed by competitors.
Our management team is experienced in developing technologies and bringing them to market. Global Warming Solutions, Inc. feels it is well positioned to successfully develop technologies and prepare them for commercialization, and in doing so, must continue to improve the efficiency of their products and technologies and management’s ability to identify market demand.
PRODUCT SOURCES
•	LETG Solar Energetic System
•	Solar Wind LLC — solar cells and solar modules
•	GEM Hybrid Engine System
•	N/A
•	PureRay Water Purification System
•	Elite Ltd. — measurement devices (ampermeters, voltmeters, wattmeters)

•	Cross Organics Ltd. — luminophores
PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS
Patents
          Global Warming Solutions, Inc. owns the following patents:
1.	GEM Hybrid Engine — U.S. Patent #6,148,755
a.	Provisional Patent application # is 61023408, which was filed on 01/24/2008
2.	LETG Solar Technology — Ukraine Patent #51573A

3.	PureRay Water Purification Technology and PureRay-Sonic Shelf Life Technology — INTL Patent: WO2004100684 and new Patent application US 61012336
Trademarks
          None at this time.
Licenses and Royalties
          Global Warming Solutions, Inc. owns the following license:

1.	GEM Hybrid Engine — outright license to sell, distribute, and market the engine on a global scale
EMPLOYEES
The Company has 4 full-time employees and 5 part-time employees in its lab in Ukraine.
•	Illarion Sergeev, 18 Dubinina St., Odessa, Ukraine. A description of employee’s duties includes management of Hybrid Thermo-Photovoltaic Cells and the development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be one (1) year, commencing on January 9, 2007 and terminating on September 1, 2008. Global Warming Solutions, Inc. shall pay Mr. Sergeev 500 USD monthly.

•	Val Labariev, 24 Grechko St., Apt. 33, Kiev, Ukraine. A description of employee’s duties includes management of Hybrid Thermo-Photovoltaic Cells and the development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be one (1) year, commencing on January 9, 2007 and terminating on September 1, 2008. Global Warming Solutions, Inc. shall pay Ms. Labariev 1500 USD monthly.

•	Mykhaijlo Furda, 81 Kanatnaja St., Apt. 144, Odessa, Ukraine. A description of employee’s duties includes management of Hybrid Thermo-Photovoltaic Cells and the development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be one (1) year, commencing on January 9, 2007 and terminating on September 1, 2008. Global Warming Solutions, Inc. shall pay Ms. Furda 500 USD monthly.

•	Victor Balyk, 56 Recordnaya St., Apt. 8A, Odessa, Ukraine. A description of employee’s duties includes management of Hybrid Thermo-Photovoltaic Cells and the development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be one (1) year, commencing on January 9, 2007 and terminating on September 1, 2008. Global Warming Solutions, Inc. shall pay Mr. Balyk 700 USD monthly.

•	Elena Bagirova, 23b Shevchenko Ave., Apt. 22, Odessa, Ukraine. A description of employee’s duties includes management of Hybrid Thermo-Photovoltaic Cells and the development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be one (1) year, commencing on January 9, 2007 and terminating on September 1, 2008. Global Warming Solutions, Inc. shall pay Ms. Bagirova 1500 USD monthly.
We have three executive officers, Dr. Vladimir Vasilenko, President, CEO and Director, Dr. Dmitry Kosynkin, Secretary, Chief Technology Officer, and Dr. Alexander Kornaraki, COO.
REGULATORY MANDATES
          No industry specific governmental approvals are needed for the operation of our business.
REPORTS TO SECURITY HOLDERS
          We will make available free of charge any of our filings as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission (“SEC”). We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10.

          As a result of its filing of this Form 10, the Company expects to become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings. The public may read and copy any materials the Company files with the Securities and Exchange Commission (the “Commission”) at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0030. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.
ITEM 2. MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our financial statements and related notes thereto included elsewhere in this registration statement. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this registration statement should be read as applying to all related forward-looking statements wherever they appear in this registration statement. From time to time, we may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements other than statements of historical fact included in this section or elsewhere in this report are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, the following: changes in the economy or in specific customer industry sectors; changes in customer procurement policies and practices; changes in product manufacturer sales policies and practices; the availability of product and labor; changes in operating expenses; the effect of price increases or decreases; the variability and timing of business opportunities including acquisitions, alliances, customer agreements and supplier authorizations; our ability to realize the anticipated benefits of acquisitions and other business strategies; the incurrence of debt and contingent liabilities in connection with acquisitions; changes in accounting policies and practices; the effect of organizational changes within the Company; the emergence of new competitors, including firms with greater financial resources than ours; adverse state and federal regulation and legislation; and the occurrence of extraordinary events, including natural events and acts of God, fires, floods and accidents.

OVERVIEW
PLAN OF OPERATIONS
We were incorporated in Oklahoma in March of 1999 as Global Warming Solutions, Inc. Global Warming Solutions, Inc. is dedicated to developing, acquiring, and commercializing technologies that will help mitigate the effects of global warming. Since acquiring Global Warming Technologies, Inc. we have acquired the GEM Hybrid Engine from TecTransfer, Inc. and initiated the next stage of development for the LETG Solar Energetic System. In addition, Dr. Vladimir Vasilenko has been preparing the PureRay Water Purification Technology for its final testing stages, before it will be ready for commercialization.
During 2008, Global Warming Solutions, Inc. intends to:
•	Develop a marketing strategy for PureRay and GEM Hybrid Engine

•	Finalize development of LETG Solar Energetic System

•	Form a joint venture with a reputable motor company for the GEM Hybrid Engine

•	Form a joint venture with a glass manufacturer for the LETG Solar Energetic System

•	Form a joint venture with a supermarket chain for the PureRay Technology
PATENT TECHNOLOGY
Global Warming Solutions, Inc. owns patents for the GEM Hybrid Engine, LETG Solar Technology, and PureRay Water Purification Technology.
RESULTS OF OPERATIONS
We are a development stage company and have generated no revenues from the anticipated royalty income.
LIQUIDITY AND CAPITAL RESOURCES
The Company is continuing to inquire into new investments to provide for further research and development capital and assisting further acquisitions over the next twelve months.
LIABILITIES
None
OFF-BALANCE SHEET ARRANGEMENTS
We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3. PROPERTIES
Global Warming Solutions, Inc. operates in three locations:
1.	Corporate Executive Offices, Houston, Texas:
•	This office is used as an administrative office for the company which handles all the secretarial and administrative duties of the company.
2.	PureRay Development Lab, Marintown, Ontario:
•	This lab is used for the development of PureRay and the testing of water levels, and agricultural products with the PureRay technology. Dr. Vladimir Vasilenko occupies this office on a full-time basis.
3.	LETG Development Lab, Odessa, Ukraine:
•	This lab is used for the development and testing of the LETG Solar Energetic System. This lab is occupied by Dr. Alexander Kornaraki and his team of research associates and student personnel.
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
The following table lists stock ownership of our Common Stock. The information includes beneficial ownership by (i) holders of more than 1% of our Common Stock, (ii) each of three directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by him.

		Number
		of Shares	Percentage
Name and Address of Owner	Title of Class	Owned (1)	of Class
Dr. Vladimir Vasilenko 17891 McPhail Rd., RR#2, Martintown, ON K0C ISO Canada	Common Stock	52,500,000	85%
Dr. Dmitry Kosynkin 2250 Bering Dr., Apt. 54, Houston, TX 77057	Common Stock	1,250,000	2%
Dr. Alexander Kornaraki 30 Marselskay St., #48, Odessa, 65086, Ukraine	Common Stock	1,250,000	2%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
In December 2004, FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No. 123R establishes the accounting for grants of stock option and other transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

SFAS No. 123R (1) revises SFAS 123, “Accounting for Stock-Based Compensation,” (2) supersedes Accounting Principles Bulletin (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and (3) establishes fair value as the measurement objective for share-based payment transactions.
CHANGES IN CONTROL.
          There are no arrangements which may result in a change in control.
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title

Dr. Vladimir Vasilenko	44	President, Chief Executive Officer, Director

Dr. Dmitry Kosynkin	40	Secretary, Chief Technology Officer

Dr. Alexander Kornaraki	60	Chief Operating Officer
Dr. Vladimir Vasilenko, President, Chief Executive Officer, and Director
Dr. Vladimir Vasilenko was appointed President and Chief Executive Officer of Global Warming Solutions, Inc. by the board of directors on April 15, 2007 and presently remains in this position. Dr. Vasilenko is a global leader in the theory and application of infared/red light and its positive effects on agriculture, food production and storage of perishable products.
He is the author of 28 publications and has presented papers at 9 symposia, conferences and shows including the First World Conference on Organic Seed supported by FAO of the United Nations (Rome, Italy, July 2004) and Canada Blooms (Toronto, March 2005). He has been awarded five grants in the United Kingdom, France, USA, China, and Canada. Dr. Vasilenko is the author of several formulations of products that have been specially created for sale through Wal-Mart Kmart USA and Home Depot Canada.
Dr. Vasilenko received his Ph.D. in plant physiology and biochemistry at Lomonosov Moscow State University in 1992. He was a Research Associate of Nobel Prize winner Alexander Prokhorov while working at the General Physics Institute of Russian Academy of Science, Moscow, from 1990 to 1998. From 1998 to 2002 he worked as a Research Associate in the Department of Environmental Biology at the University of Guelph (Ontario, Canada). In 2002 to 2005 he worked as a Senior Scientist of CERES Environmental Solution Industries, Inc. From 2005 to the present Dr. Vasilenko owns and operates Vegeli Technology in Ontario, Canada.
Dr. Dmitry Kosynkin, Secretary and Chief Technology Officer
Dr. Kosynkin is one of the world’s foremost authorities on the structure of organic solids and the surface chemistry of hybrid organic-inorganic materials. His highly cited research has been published in the Journal of the American Chemical Society, Journal of Organic Chemistry and other top-tier peer-reviewed journals.

Dr. Kosynkin’s education and experience enables him to actively work with a diverse group of chemists, surface scientists, material scientists, solid state physicists and device engineers. Dr. Kosynkin is an active entrepreneur managing a private international trading company with a yearly revenue exceeding $1.5M over the last three years.
Dr. Kosynkin graduated summa cum laude from Lomonosov Moscow State University (M.S. in organic chemistry, 1992). He completed his doctoral studies under the tutelage of renowned physical organic chemist, Prof. Jay K. Kochi at the University of Houston (Ph.D. in organic chemistry, 1997). Dr. Kosynkin received his postdoctoral training at the laboratories of Prof. James M. Tour (Rice University, Smalley Institute, 2000-2002.
From 2002 through 2006 Dr Kosynkin served as an Overseas Purchasing Manager for Autosecurity in Moscow, Russia. He managed the purchasing, overland delivery, mechanical servicing and exportation of luxury SUVs with an annual volume of $1.2-1.5 million. Moreover, he negotiated purchase, delivery, service and international shipping contracts.
From 2005 through the end of 2006 Dr Kosynkin served as President of Rocky Point Resources LLC. in Rocky Point, NY. He managed the purchasing and exportation of luxury SUVs, parts thereof and oilfield equipment to Russia and Kazakhstan with an annual volume of $1.5-1.7 million. He also negotiated purchasing and international shipping contracts in the US and overseas.
Beginning in 2007 to the present, Dr. Kosynkin serves as the Postdoctoral Research Associate at Rice University in Houston, TX, while also currently serving as Chief Technology Officer of Global Warming Solutions, Inc.
Dr. Alexander Kornaraki, Chief Operating Officer
Dr. Kornaraki obtained his experience in the field by working at a special institute in the former USSR where he was the technical expert and spearheaded projects for the government. His projects included a cooling system implementing solid-state lasers and an optical method of measuring high concentrations of organic molecules in dairy products and mineral oil.
Dr. Kornaraki’s new project involves developing highly efficient photovoltaic cells used for solar energy. His LETG project was patented in Ukraine as a “Solar PV-Thermal Device” and is focusing on developing and marketing the LETG Technology under the umbrella of Global Warming Solutions, Inc.
Dr. Kornaraki graduated from Odessa State Academy (M.S. in thermal physics, 1970) and has won multiple science prizes as an acclaimed inventor in the former USSR. From 1970 through 2002, Mr. Kornaraki served in various special Institutes of the former USSR and Ukraine. He joined Global Warming Solutions, Inc. in September 2007 and currently serves as Chief Operating Officer.
From 2002 through 2007, Mr. Kornaraki served as President and CEO for Solar Plex Company, involving the engineering and development of solar and thermal systems. Being the inventor of major techniques of the transformation of light, both into electricity and heat, Mr. Kornaraki has patented principal parts of LETG (Light electric and thermal generator). Working hard on his inventions, Mr. Kornaraki has built and tested a prototype of LETG for households.

AUDIT COMMITTEE FINANCIAL EXPERT
Global Warming Solutions, Inc. does not have an audit committee or a compensation committee.
The Company has retained Moore & Associates, Chartered, a PCAOB Registered Auditing Firm, 2675 S. Jones Blvd., Suite 109, Las Vegas, Nevada 89146 to act as their auditors and conduct an audit of their financial statements on December 31, 2007.
ITEM 6. EXECUTIVE COMPENSATION.
Dr. Vladimir Vasilenko, President, Chief Executive Officer, and Director receives an annual salary of 24,000 USD. Dr. Dmitry Kosynkin, Secretary and Chief Technology Officer does not receive an annual salary. Dr. Alexander Kornaraki, Chief Operating Officer receives an annual salary of 24,000 USD. (please reference the attached executive compensation table)
NON-EMPLOYEE DIRECTOR COMPENSATION
Not-Applicable
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
There have been no material transactions or contracts not made in the ordinary course of business that will be performed after this document is posted or that were entered into more than two years before such posting.
ITEM 8. DESCRIPTION OF SECURITIES
GENERAL — DESCRIPTION OF CAPITAL STOCK
The Company has authorized a total of 100,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share. As of September 6, 2007, the Company had 61,755,000 shares of Common Stock outstanding.
COMMON STOCK
Presently, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors. Our common shareholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of our preferred stock which may be designated in the future, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of the Company, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding, if any. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.
The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a shareholder’s investment.
PREFERRED STOCK
No preferred shares issued and outstanding.
OPTIONS
No options granted.
DIVIDEND POLICY
The Company has not paid any dividends on its capital stock and does not expect to pay dividends for the foreseeable future.
Stock Option Plan
No stock option plan established.
PART II
ITEM 1. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Global Warming Solutions, Inc. is a publicly traded company on the Pink Sheets electronic OTC markets under the trading symbol “GWSO.”
The Company’s common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol GWSO since September 6, 2007. The following table sets forth the high and low sale prices for the Company’s common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	Low	High
Quarter ended	price	price
Third Quarter, 2007	2.04	2.46
Fourth Quarter, 2007	0.35	2.67
First Quarter, 2008	0.61	1.24

Holders of Record
          As of November 21, 2007, we had approximately 84 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.
ITEM 2. LEGAL PROCEEDINGS
The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company. There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.
          We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our recent fiscal year or any later interim period.
ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES.
None.
ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Company’s bylaws provide that Global Warming Solutions, Inc. hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Company to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The Company may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Company would have the legal power to indemnify them directly against such liability.
Costs, charges, and expenses (including attorney fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized and upon satisfaction of other conditions required by current or future legislation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
PART F/S
ITEMS 1 AND 2. INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS
The financial statements required by this Part F/S are attached hereto and incorporated herein by this reference.

Exhibit
No.	Description

1	Amended Certificate of Incorporation of Global Warming Solutions, Inc., filed with the Secretary of State of Oklahoma May 25, 2007

2	Articles of Incorporation of Global Warming Solutions, Inc.

3	Bylaws of Global Warming Solutions, Inc.

4	Plan of Reorganization of Global Warming Solutions, Inc.

5	Executive Compensation Table
SIGNATURES
SIGNATURES
          In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 15, 2008.

By:	/s/ Dr. Vladimir Vasilenko
Dr. Vladimir Vasilenko
President, CEO, and Director

          Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons in the capacities indicated on April 15, 2008.

SIGNATURE	TITLE

/s/ Dr. Vladimir Vasilenko	President, CEO, and Director

	*December 31, 2007	*December 31, 2006
ASSETS
Current Assets
Cash	$157 061	$—
Total Current Assets	$157 061	$—

Other Assets
Hybrid Engine	$512 750	$—
R&D Costs	$32 000	$—

Total Other Assets	$544 750	$—

Total Assets	$701 811	$—

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Convertible Note Payable	$—	$220 000

Total Liabilities	$—	$220 000

Stockholders’ Equity
100,000,000 shares Common Stock Authorized at $0.001/par value
62,505,000 shares issued at par $0.001 Outstanding at Dec 31, 2007 & 874,000
shares outstanding at Dec 31, 2006	$62 505	$874
Add’l Paid in Capital	$987 745	$6 126
Deficit accumulated during development stage	$(348 439)	$(227 000)

Total Stockholders’ Equity	$701 811	$(220 000)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$701 811	$—

The accompanying notes are an integral part of these financial statements.

From Inception
	For the year			*Mar 1, 1999
	Ended		For the year Ended	through
	*December 31,		*December 31,	*December 31,
	2007		2006	2007
REVENUES
Revenues	$—		$—	$—

Total Revenues	$—		$—	$—

Operating Expense
Administrative Expense	$121 439		$227 000	$348 439

Loss Before Income Taxes
Provision for Income Taxes	$—		$—	$—

Net (Loss)	$(121 439)		$(227 000)	$(348 439)

Basic and Diluted (Loss) per share	(a	)	(0,79)

Weighted average number of shares	42 363 546		291 507

(a)	= less than $0.01
The accompanying notes are an integral part of these financial statements.

					Deficit
		Common	Additional		Accum
	Common	Stock	Paid-in	Subscriptions	During
	Stock	Amount	Capital	Receivable	Dev Stage	Total

Initial Stock in So. Investments	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 1999	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2000	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2001	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2002	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2003	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2004	174 000	$174	$(174)	$—	$—	$—
Bal Dec 31, 2005	174 000	$174	$(174)	$—	$—	$—
Stock issued for services *Aug, 2006 ($0.01 per share)	700 000	$700	$6 300	$—	$—	$7 000
Net (Loss) for the Year					$(227 000)	$(227 000)

Balance Dec 31, 2006	874 000	$874	$6 126	#	$(227 000)	$(220 000)

April 15, 2007 Shares issued to new directors pro rata ($0.001 per share)	55 000 000	$55 000	$—	$—	$—	$55 000
July 6, 2007 Stock issued for cash ($2.00 per share)	37 500	$38	$74 962	$—	$—	$75 000
July 10, 2007 Stock issued for prototype ($2.00 per share)	218 500	$218	$436 782	$—	$—	$437 000
July 30, 2007 Stock issued for cash & a subscription receivable ($1.96 per share)	125 000	$125	$249 875	$(5 000)	$—	$245 000
Aug 3, 2007 N/P xchgd for shares ($0.001 per share)	5 500 000	$5 500	$220 000	$—	$—	$5 500
Sep 10, 2007-Sub/Rec Paid in Cash		$—	$—	$5 000	$—	$5 000
Dec 31, 2007 Stock issued for prototype ($0.001 per share)	750 000	$750	$—	$—	$—	$750
Net (loss) for the Year					$(121 439)	$(121 439)

Balance Dec 31, 2007	62 505 000	$62 505	$987 745 #	$—	$(348 439)	$701 811

The accompanying notes are an integral part of these financial statements.

From Inception
	For the Year	For the Year	March 1, 1999
	Ended	Ended	through
	*Dec 31, 2007	*Dec 31, 2006	*Dec 31, 2007
OPERATING ACTIVITIES
Net income (loss)	$(1 21 439)	$(2 27 000)	$(3 48 439)
Issued Stock For Services	$61 126	$874	$62 000

TOTAL CASH FLOW FROM OPERATING ACTIVITIES	$(60 313)	$(2 26 126)	$(2 86 439)

INVESTING ACTIVITIES
Net cash provided by (used in) investing activities Hybrid Engine	$(75 000)		$(75 000)
Research & Development	$(32 000)		$(32 000)

TOTAL CASH FLOW FROM INVESTING ACTIVITIES	$(1 07 000)	$—	$(1 07 000)

FINANCING ACTIVITIES
Issuance of Common Stock	$3 25 000	$—	$3 25 000
TOTAL CASH FLOW FROM FINANCING ACTIVITIES	$3 25 000	$—	$3 25 000

Net increase in cash	$1 57 687
Cash at beginning of period	$—	$—	$—

Cash at end of period	$1 57 061	$—	1 57 061

Non Cash Transactions
Issued stock for service	61 126	874

Issued stock for debt	2 20 000

Issued stock for technology	4 37 750

The accompanying notes are an integral part of these financial statements.

Global Warming Solutions, Inc. Notes to
Financials Statements (Unaudited)
1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Global Warming Solutions, Inc. (“the Company”) (formerly Southern Investments Inc.) is a development stage company incorporated in the State of Oklahoma in March 1999. The Company has had minimal operations since its inception. The Company’s main activities have been organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan. The Company’s intended business is to develop and commercialize technologies that help mitigate Global Warming and its effect on our planet. The Company targets three areas that help reduce the extent of Global Warming and fight issues that have arisen in consequence: Clean Energy, Carbon Control and Water Purification, Current climate models predict that global temperatures will rise sharply over the next century. The increase in temperatures can be slowed or eliminated by decreasing the mounts of greenhouse gases released into the Earth’s atmosphere. Global Warming Solutions, Inc. seeks to leverage its experience and management to help make a difference in the fight for climate control.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimate4s. In accordance with FASB 16 all adjustments are normal and recurring.
Income Taxes
Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be not realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Issuance of shares for Service
The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable
Stock-based Compensation
In December 20O4, FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No 123R establishes the accounting for grants of stock options and other transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments, SFAS No. 123R (1) revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (2) supersedes Accounting Principles Bulletin (“APB”) Opinion No, 25, “Accounting for Stock Issued to Employees,” and (3) establishes fair value as the measurement objective for share-based payment transactions
Basic and diluted net loss per Share
Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No 128), “Earnings Per Share,” Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as funds obtained thereby were used to purchase common stock at the average market price during the period.
3.	GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to September 30,2007 of S (319,302)....
Losses are expected to continue for the immediate future. In addition, the Company’s cash flow requirements have been met by the generation of capital through private placements of the Company’s common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company’s equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.
The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it’s obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.
4.	LOAN PAYABLE

In August 2006, the predecessor company, Southern Investments Inc., entered into a convertible debenture with an investor in the amount of USD$220,0O0. The debenture was due on July 15, 2010 with interest payments of LIBOR + 12% per annum. In addition, the debenture instrument would allow the holder of the debenture to convert their debt into Common Shares of GWSO at conversion price of S0,04/per share. During the course of the year, GWSO did not make any interest payments on the debenture. On August 3, 2007 GWSO was notified by the debenture holder that they wished to convert their debt to Common Shares. This was done and created an issuance of 5,500,000 shares in Common Stock to the former debenture holder.
5.	INCOME TAXES
No provision was made for Federal income tax. The provision for income taxes consists of the state minimum tax imposed on corporations. Through Sep 30, 2007, the Company incurred net operating losses for income tax purposes of approximately $(319, 302).
6.	SHAREHOLDERS’ EQUITY
Effective March 1999, 1,740,000 shares outstanding against the predecessor company, Southern Investments, Inc
August 2, 2006 7,000,000 shares were issued to John Leo for $7,000 consulting services rendered.
August 3, 2006, Alex Gondeyev acquired 7,000,000 shares from John Leo for a price of S220,000.
August 3, 2006, Southern Investments Inc. entered into a convertible note with an investor for 5220,000.
April 15, 2007, Southern Investments acquires Global Warming Technologies, Inc. for 55,000,000 shares. Pursuant to the agreement, on May 22, 2007, the shares issued go though a 1:10 reverse split and the company’s name is changed to Global Warming Solutions, Inc...The 55,000,000 shares are issued to the new owners, pro-rata: Dr, Vladimir Vasilenko = 52,250,000 shares; Dr, Dmitry Kosynkin= 1,250,000 shares; Dr. Alexander Kornaraki= 1,250,000 shares.
July 6, 2007 Company sells 37,500 restricted shares of common stock for cash in the amount of SUSD 75,000, or $2/share.
July 10, 2007, Company acquires GEM Hybrid Engine for $75,000 cash and 218,500 shares of restricted common stock..
July, 30, 2007 REG S Offering, Company sells 125,000 restricted shares of common stock for USD$250,000, or S2/share. As of Aug 31, 2007 a subscription receivable is held in equity as the investor did not pay the last $5,000 of the share price until the first week of Sept.
August 3, 2007, the debenture holders opt to convert their debenture into common shares. The 5220,000 debenture is converted at $0.04/share to 5,500,000 shares.
August 29, 2007, the Company spends USDS 15,000 on R&D.